EXHIBIT 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for June 6, 2012
Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON ANNOUNCES TRADING SYMBOL TO CHANGE TO THRM AND

PROPOSED CORPORATE NAME CHANGE TO GENTHERM

Name Change Reflects Broader Range of Thermal Capabilities, Global Reach

NORTHVILLE, MI (June 6, 2012) . . . Amerigon Incorporated (NASDAQ-GS:ARGN), the global market leader and a developer of innovative thermal management technologies, announced today that, effective June 13, 2012, its trading symbol will be changed from ARGN to THRM. The Company’s CUSIP number remains unchanged. In addition, the Company announced its intention to formally change its name to Gentherm Incorporated. The Company will begin doing business as Gentherm, effective June 13, 2012, and a special meeting of the Company’s stockholders will be held on September 5, 2012, to approve an amendment to the Company’s Articles of Incorporation to reflect the name change.

The symbol and name changes were made to better reflect the new capabilities and broader global reach of the Company following its acquisition of a majority interest in Germany-based W.E.T. Automotive Systems AG, noted President and CEO Daniel R. Coker.

“We are a new company today as a result of the addition of W.E.T. and we have changed our name to reflect that,” Coker said. “We believe this is a very natural partnership, one that makes us a much larger company with a broader corporate reach, new products, new manufacturing capabilities and a new team of innovative, complimentary engineers. We have always focused on thermal technologies, as has W.E.T., but today we can offer a much wider range of products and services to our customers wherever they are situated around the world.”

To celebrate and kick-off the symbol and name change, Coker and members of the Gentherm team will ring the opening bell at The Nasdaq Stock Market at 9:30 a.m. Eastern Time Wednesday, June 13, 2012. For a live feed from the NASDAQ web cam, go to http://www.nasdaq.com/about/marketsitetowervideo.asx. The web cam is live only and is not archived.

The Company’s corporate website address will change from www.amerigon.com to www.gentherm.com, effective June 13, 2012.

About Gentherm

Amerigon Incorporated, doing business as Gentherm (NASDAQ-GS: ARGN until June 12, 2012, thereafter NASDAQ-GS: THRM), is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 5,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea and the Ukraine. For more information, go to www.amerigon.com until June 12, 2012, thereafter www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon Incorporated’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended March 31, 2012, and its Form 10-K for the year ended December 31, 2011.

# # # #